Exhibit 10.1

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”) is entered into on October 30, 2009 between Lake Victoria Mining Company, Inc. (LVCA) (“Company”), having its principle address at 1781 Larkspur Drive, Golden, Colorado 80401 and Stocks That Move or nominee Kim Davis - to whom the stock is to be issued - having its principal address at 9060 Equuis Circle, Boynton Beach FL 33437 (“Consultant”).

WHEREAS, the Company desires to retain the services of Consultant as described herein and Consultant desires to provide such services for the consideration set forth below and for such other mutual promises and consideration received the Company and Consultant hereby enter into this Agreement as follows:

1. Services.  The Company retains Consultant to render to the Company the following services (the “Services”):

a)	Consultant will provide all public relations, and advisory, and consulting services to the Company in conjunction with the development of the Company’s marketing plan, business plan, and goals.

b)	Consultant shall provide advisory and consulting services alternatives for maximizing the Company’s exposure to, and penetration of, its target market.

c)
In consultation with the Company, Consultant shall schedule and arrange meetings and conferences, in person, by telephone, or other media, for the Company’s representatives and such third parties as the Consultant believes will further the purposes of this Agreement.  Said meetings and conferences shall be with representatives of potential strategic partners of the Company, marketing and media representatives and representatives of investment and banking advisory services.

d)
It is expressly agreed herein that the Company shall be responsible for all reasonable costs and necessary expenses incurred by Consultant, including travel, mileage, duplicating and communication expenses. The Company shall reimburse Consultant for all such expenses with thirty (30) days, subject to submission by Consultant of reasonably satisfactory documentation. Consultant shall be required to receive prior written approval from the Company’s Chief Financial Officer or a member of the Board.

2. Compensation.  As consideration for Consultant’s performance of the Services, the Company agrees to issue to nominee Kim Davis, One Million, Four Hundred, Fifty Thousand (1,450,000) shares of the Company’s restricted common stock upon the signing of this contract.  Further, if requested by Consultant or nominee, the Company shall at its sole expense, provide Consultant with a written legal opinion regarding the tradability of such stock upon the termination of the period of restriction.  The Company and Consultant agree to the following:

(i)
Consultant shall be entitled to “piggy-back” registration rights for the Shares on all registrations of the Company, except for registrations filed on Form S-4 or Form S-8, or on any demand registrations of any other investor subject to the right, however, of the Company and its underwriters to reduce the number of shares proposed to be registered pro rata in view of market conditions.  The Company shall bear registration expenses (exclusive of underwriting discounts and commissions) of all such demands, piggy-backs, and S-3 or SB-2 registrations; and

(ii)	The following legend (or a legend substantially in the following form) shall be placed on certificates representing the Shares issued pursuant to this Section 2:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED OR DISPOSED OF UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE UNITED STATES STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, OR (B) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES (CONCURRED IN BY LEGAL COUNSEL FOR THIS CORPORATION) STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

Additionally, the Consultant understands that at the present time Rule 144 promulgated under the Securities Act may not be relied upon for the resale or distribution of the securities issued pursuant to this Section 2, except and unless as to Rule 144(k) should Rule 144(k) become applicable to the Consultant, because the Company does not file current or periodic reports with the Securities and Exchange Commission or make information about the Company publicly available. Moreover, there can be no assurance that the Company will in the future file such reports or make publicly available such information.

3. Term and Termination.  Subject to earlier termination, the term of this agreement shall begin on the date set forth above and will continue in full force and effect for a period of twelve (12) months.  Thereafter, the parties may renew this Agreement upon mutually agreeable terms.  Either party may terminate this Agreement on thirty (30) calendar days written notice, or if prior to such action, the other party materially breaches any of its representations, warranties or obligations under this Agreement. Except as may be otherwise provided in this Agreement, such breach by either party will result in that party being responsible to reimburse the non-defaulting party for all costs incurred directly as a result of the breach of this Agreement, and shall be subject to such damages as may be allowed by law including all attorneys' fees and costs of enforcing this Agreement.  Upon any termination or expiration of this Agreement, Company shall pay all unpaid and outstanding fees, through the effective date of termination or expiration of this Agreement. And upon such termination, Consultant shall provide and deliver to Company any and all outstanding Services due through the effective date of this Agreement.  Termination by either party shall not result in the forfeiture by Consultant of the Shares or right to a written legal opinion regarding the tradability of the Shares.

4. Independent Contractor Status.  The parties agree and acknowledge that that this Agreement shall not be construed so as to make either an employee of the other and neither party shall hold themselves out as such.  Neither party shall i) have the authority bind the other to any contract, agreement, nor indenture; ii) be liable to any third party for the acts of the other; nor iii) accept service of process for the other.

5. Confidential Information.  It is agreed by the parties that Consultant shall have access to, have disclosed to it, or otherwise obtain Confidential Information about the Company.  “Confidential Information” shall mean confidential, non-public or other proprietary information including, without limitation, letters addressed from the Securities and Exchange Commission to the Company, trade secrets, technical information, including algorithms, code, data, designs, documentation, drawings, formulae, hardware, know-how, ideas, inventions, whether patentable or not, photographs, plans, procedures, processes, reports, research, samples, sketches, software, specifications, business information, including customer and distributor names, marketing information, operations, plans, products, financial information, including pricing and other confidential information that is disclosed under the terms of this Agreement by the Company or the Consultant.  Consultant shall not disclose to, or use for the benefit of, any third party, Confidential Information it receives without the prior written consent of the Company.  Information shall not be considered Confidential Information if such information is i) already known to Consultant at the time it is obtained, ii) subsequently learned from an independent third party; or iii) available publicly.

6. Confidentiality of Agreement.  The parties shall not disclose to any third person or entity, any portion of this Agreement except as necessary for the Consultant to provide the Services set forth in Section 1 herein.  Neither party shall disclose the existence or terms of this Agreement without first obtaining prior written approval of the other party which approval may be withheld by Consultant for any reason.  Neither party shall use the other’s name, logo, trademarks, or service marks in any advertising, publicity releases, or any other materials without that party’s prior written approval, which shall not be unreasonably withheld by the Company if Consultant determines such use to be consistent with the performance of its Services described herein.

7. Best Efforts.  The parties agree that Consultant will utilize its best efforts to provide the Services set forth in Section 1 above. The Company acknowledges and accepts that Consultant does not and cannot promise or guarantee that any specific result can or will be achieved by the Consultant as a result of its performance of the Services set forth herein.

8.  Assignment.  This Agreement shall be assigned to and inure to the benefit of, and be binding upon, any successor to substantially all of the assets and business of the Company as a going concern, whether by merger, consolidation, liquidation or sale of substantially all of the assets of the Company or otherwise.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform as if no such succession had taken place; and, as used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise; provided that for purposes of Section 8 hereof, the term “Company” shall mean the Company as hereinbefore defined and any such transaction in which this Agreement is assigned to a successor may not expand or enlarge the scope of restrictions applicable to Consultant pursuant to this Agreement.  Consultant understands and agrees, however, that this Agreement is exclusive and personal to him only, and, as such, he will neither assign nor subcontract all or part of his undertaking(s) or obligation(s) under the terms of this Agreement.

9.  Suit/Jurisdiction.  The parties agree that any and all disputes rising out of or relating to this Agreement shall be submitted to the American Arbitration Association (“AAA”) for binding and final resolution in accordance with the rules of the AAA.  The parties further agree that such arbitration shall take place in West Palm Beach, Florida, as up to Consultant’s sole discretion.  Notwithstanding the foregoing, the parties shall each retain the right to seek injunctive or equitable relief for any actual or threatened breach of Sections 5 and 6 of this Agreement.  In the event either party exercises its right to seek injunctive or equitable relief, it shall do so in a court of competent jurisdiction in the State of Florida or such other jurisdiction as Consultant in its sole discretion shall choose.  The choice of law shall be the law of the State of Florida.  Without limitation of the foregoing, each party acknowledges that it hereby waives the right to have disputes rising out of or relating to this Agreement resolved by jury trial.

10. Interpretation of Agreement.  This Agreement shall be interpreted in accordance plain meaning of its terms and under the laws of the State of Florida.

11. Contents of Agreement and Amendments.  This Agreement set forth the entire agreement of the parties.  No amendment or modification to this Agreement shall be binding unless in writing and signed by both parties.

12. Counterparts; Delivery by Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of this Agreement may be effected by facsimile.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first written above.

CONSULTANT:	COMPANY:

X__________________________	X__________________________
Print Name: Michael Lamas for Stocks That Move	Print Name: Roger Newell for LVCA

Dated: X ____________________	Dated: X ____________________